Exhibit 4.1

ATI LADISH LLC

FOURTH AMENDMENT

Dated as of March 16, 2012

to

Note Purchase Agreements dated as of July 20, 2001

Re: 6.14% Senior Notes, Series B, due May 16, 2016

6.41% Senior Notes, Series C, due September 2, 2015

TABLE OF CONTENTS

(Not a part of this Fourth Amendment)

SCHEDULE I — Name of Holders and Principal Amount of Series B Notes and Series C

        Notes

EXHIBIT 2(C) — Form of Parent Guaranty Agreement

-i-

Dated as of

March 16, 2012

To each of the holders

listed in Schedule I to

this Fourth Amendment

Ladies and Gentlemen:

Reference is made to the separate Note Purchase Agreements, each dated as of July 20, 2001, as amended by a First Amendment thereto dated as of May 15, 2006, as supplemented by a Series B Terms Agreement dated as of May 16, 2006, as further supplemented by a Series C Terms Agreement dated as of September 2, 2008, and as further amended by a Second Amendment thereto dated as of September 2, 2008 and by a Third Amendment thereto dated as of December 21, 2009 (said Note Purchase Agreements, as so amended and supplemented, the “Note Purchase Agreements”), by and between ATI Ladish LLC (successor by merger to Ladish Co., Inc.), a Wisconsin limited liability company (the “Company”), and each of the purchasers of the $40,000,000 aggregate principal amount of 6.14% Senior Notes, Series B, due May 16, 2016 (the “Series B Notes”) and each of the purchasers of the $50,000,000 aggregate principal amount of 6.41% Senior Notes, Series C, due September 2, 2015 (the “Series C Notes,” and together with the Series B Notes, the “Notes”) of the Company issued pursuant thereto. Capitalized terms used in this Fourth Amendment (this “Fourth Amendment”) without definition shall have the meanings given such terms in the Note Purchase Agreements.

Pursuant to an Agreement and Plan of Merger, dated as of November 26, 2010 (the “Merger Agreement”), by and among the Company, Allegheny Technologies Incorporated, a Delaware Corporation (“ATI” or the “Guarantor”), LPAD Co., a Wisconsin corporation and a wholly owned subsidiary of ATI (“LPAD”), PADL LLC, a Wisconsin limited liability company and a wholly owned subsidiary of ATI (“PADL”), LPAD merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of ATI. Immediately after the completion of the Merger, the Company merged with and into PADL, with PADL surviving as a wholly owned subsidiary of ATI and being renamed “ATI Ladish LLC” The transactions contemplated by the Merger were completed on May 9, 2011.

In connection with the Merger, the Company has requested certain amendments to the Note Purchase Agreements (as set forth herein).

In consideration of the holders of the Notes approving such amendments, ATI has agreed to guaranty the obligations of the Company under the Note Purchase Agreements and the Notes and be bound by certain covenants and agreements, all as provided in the Parent Guaranty Agreement (as defined below).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests the amendment of certain provisions of the Note Purchase Agreements as hereinafter provided.

ATI Ladish LLC	Fourth Amendment

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Company of similar acceptances from each of the holders of Notes, this Fourth Amendment shall be effective, but only in the respects hereinafter set forth:

SECTION 1. AMENDMENTS TO NOTE PURCHASE AGREEMENTS.

Section 1.1. All references in the Note Purchase Agreements, or any other related agreement, to the term “Ladish Co., Inc.” shall be amended to refer to the term “ATI Ladish LLC”. The Company for good and valuable consideration, the receipt of which is hereby acknowledged, for the benefit of each of the holders from time to time of the Notes, hereby irrevocably and unconditionally assumes and agrees to be bound by, and comply with, each of the covenants, terms and provisions of the Note Purchase Agreements, as amended hereby, and the Notes, including without limitation the payment in full of the principal of, interest on, and Make-Whole Amount, if any, from time to time due thereon and outstanding thereunder as fully and as completely as if the Company were the original issuer thereunder and a party thereto.

Section 1.2. Section 7.1(a) and 7.1(b) of the Note Purchase Agreements shall be and are hereby amended and restated as follows:

“(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

ATI Ladish LLC	Fourth Amendment

(ii) consolidated statements of income of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to annual financial statements generally, and accompanied by (x) a certification of a Senior Financial Officer that such financial statement fairly presents, in all material respects, the financial position of the companies being reported on and their results of operations, and (y) a management report, in reasonable detail, signed by a Senior Financial Officer, describing the operations and financial condition of the Company and its Subsidiaries for the fiscal year then ended together with and an overview of how the Company and its Subsidiaries fared in the fiscal year and also addressing any significant events, conditions, trends and contingencies that may affect future operations and financial condition of the Company and its Subsidiaries.”

Section 1.3. Section 8.7(h) of the Note Purchase Agreements shall be and is hereby amended and restated as follows:

“(h) Change in Control Definition. “Change in Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d 5 under the Exchange Act):

(i) become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock or membership or other equity interests of the Company, or

(ii) acquire the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise.

For clarification, in determining a Change in Control (x) the reference to “person” in this paragraph (h) shall exclude the Guarantor and one or more of its Wholly-Owned Subsidiaries and (y) the reference to “indirectly” in this paragraph (h) shall include any change in beneficial ownership of the capital stock or membership or other equity interests of any parent of the Company

ATI Ladish LLC	Fourth Amendment

(including, without limitation, the Guarantor) if the same would result in a Change in Control of the Company.”

For avoidance of doubt, the Company hereby confirms that the Change in Control provision in Section 8.7 of the Note Purchase Agreements continues in effect and is applicable with respect to any Change in Control that occurs on or after the date of this Fourth Amendment notwithstanding that the holders previously rejected the offer of prepayment of the Notes contemplated by Section 8.7 of the Note Purchase Agreements in connection with the Change in Control resulting from the Merger.

Section 1.4. Section 11 of the Note Purchase Agreements shall be and is hereby amended by adding a new paragraph (k) at the end thereof to read as follows:

“(k) An Event of Default (as defined in the Parent Guaranty) shall occur and be continuing under the Parent Guaranty.”

Section 1.5. The following new definitions are hereby added as of the date hereof to Schedule B of the Note Purchase Agreements, in proper alphabetical order, as follows:

“Guarantor” means Allegheny Technologies Incorporated, a Delaware Corporation, and its successors and assigns.

“Parent Guaranty Agreement” means the Parent Guaranty Agreement dated as of March 16, 2012, executed and delivered by the Guarantor to and in favor of the holders of Notes”

SECTION 2. CONDITIONS PRECEDENT.

This Fourth Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied:

(a) Each holder shall have received this Fourth Amendment, duly executed by the Company.

(b) The Required Holders of each Series of Notes shall have consented to this Fourth Amendment as evidenced by their execution thereof.

(c) The Guarantor shall have executed and delivered the Parent Guaranty Agreement, attached hereto as Exhibit 2(c) hereto (the “Parent Guaranty Agreement”), pursuant to which it will absolutely and unconditionally guaranty the payment and performance by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under the Note Purchase Agreements.

ATI Ladish LLC	Fourth Amendment

(d) The representations and warranties of the Company set forth in Section 3 hereof and of the Guarantor set forth in Section 9 of the Parent Guaranty Agreement shall be true and correct as of the date of the execution and delivery of this Fourth Amendment and the Parent Guaranty Agreement, respectively, and on the effective date of this Fourth Amendment.

(e) Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Company or the Guarantor and any amendments of agreements pursuant to which any such securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby and by the Parent Guaranty Agreement shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

(f) All corporate and other proceedings in connection with the transactions contemplated by this Fourth Amendment and the Parent Guaranty Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(g) Each holder shall have received such certificates of officers of the Company and the Guarantor as it may reasonably request with respect to this Fourth Amendment and the Parent Guaranty Agreement and the transactions contemplated hereby and thereby.

(h) Each holder shall have received an opinion in form and substance satisfactory to such Purchaser from K&L Gates LLP, special counsel for the Guarantor, covering such matters incident to the transactions contemplated by the Parent Guaranty Agreement as such holder or its counsel may reasonably request.

(i) Each holder of Notes shall have received from the Company a fully earned, non-refundable amendment fee equal to the sum of the outstanding principal balance of the Notes held by such holder as of the date hereof multiplied by 0.05%.

(j) The Company shall have paid the fees and disbursements of the holders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Fourth Amendment and the Parent Guaranty Agreement and the transactions contemplated hereby and thereby, which reasonable fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this Fourth Amendment.

ATI Ladish LLC	Fourth Amendment

SECTION 3. REPRESENTATIONS AND WARRANTIES .

The Company hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Fourth Amendment:

(a) The Company is duly organized, validly existing and in active status under the laws of its jurisdiction of organization.

(b) This Fourth Amendment, the Note Purchase Agreements, as amended hereby, and the transactions contemplated hereby are within the limited liability company power of the Company, have been duly authorized by all necessary corporate action on the part of the Company, and this Fourth Amendment and the Note Purchase Agreements, as amended hereby, have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

(c) Immediately prior to and after giving effect to this Fourth Amendment, there are no Defaults or Events of Default under the Note Purchase Agreements, as amended hereby.

(d) The execution, delivery and performance of this Fourth Amendment and the Note Purchase Agreements, as amended hereby, by the Company do not and will not result in a violation of or default under (i) the articles of organization or limited liability company agreement of the Company, (ii) any agreement to which the Company is a party or by which it is bound or to which the Company or any of its properties, as applicable, is subject, (iii) any order, writ, injunction or decree binding on the Company or (iv) any statute, regulation, rule or other law applicable to the Company.

(e) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required, in connection with the execution, delivery or performance by the Company of this Fourth Amendment and the Note Purchase Agreements, as amended hereby, other than routine filings by the Guarantor with the Securities and Exchange Commission.

(f) The Company has not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals of any Person in connection with the transactions contemplated hereby, other than to the holders of the Notes of the amendment fee described in Section 2(i) hereof.

(g) Other than this Fourth Amendment and the amendments and supplements identified in the Preamble to this Fourth Amendment, there are no

ATI Ladish LLC	Fourth Amendment

other amendments, modifications, supplements or waivers to the Note Purchase Agreements or the Notes.

SECTION 4. MISCELLANEOUS .

Section 4.1. Except as amended herein, all terms and provisions of the Note Purchase Agreements, the Notes and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2. Each reference in the Note Purchase Agreements to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Note Purchase Agreements or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Note Purchase Agreement, as amended hereby.

Section 4.3. This Fourth Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Section 4.4. This Fourth Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder and all holders of additional Series of Notes. All representations, warranties and covenants made by the Company herein shall survive the closing and the delivery of this Fourth Amendment.

Section 4.5. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Fourth Amendment. Delivery of an executed counterpart of this Fourth Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Fourth Amendment.

[Signature Page Follows]

The execution hereof by the holders shall constitute a contract among the Company and the holders for the uses and purposes hereinabove set forth.

ATI LADISH LLC, (AS SUCCESSOR BY MERGER TO LADISH CO., INC.).

By:	/s/ Dale G. Reid
Name: Dale G. Reid
Title: Executive Vice President

[Signature page to Fourth Amendment]

This foregoing Fourth Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

Accepted as of the date first written above.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By	/s/ Ho Young Lee
Name: Ho Young Lee
Title: Managing Director

[Signature page to Fourth Amendment]

ATI Ladish LLC	Fourth Amendment

Accepted as of the date first written above.

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By	/s/ Paul Runnalls
Name: Paul Runnalls
Title: Manager, Investments

By	/s/ Eve Hampton
Name: Eve Hampton
Title: VP, Investments

[Signature page to Fourth Amendment]

ATI Ladish LLC	Fourth Amendment

Accepted as of the date first written above.

LONDON LIFE INSURANCE COMPANY

By	/s/ W. J. Sharman
Name: W. J. Sharman
Title: Authorized Signatory

By	/s/ D. B. E. Ayers
Name: D. B. E. Ayers
Title: Authorized Signatory

[Signature page to Fourth Amendment]

ATI Ladish LLC	Fourth Amendment

Accepted as of the date first written above.

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Patricia Eitrheim
Name: Patricia Eitrheim
Title: Director

[Signature page to Fourth Amendment]

ATI Ladish LLC	Fourth Amendment

Accepted as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ William Engelking
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ William Engelking
Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ William Engelking
Vice President

[Signature page to Fourth Amendment]

NAME OF HOLDER	OUTSTANDING PRINCIPAL AMOUNT OF SERIES B NOTES HELD AS OF MARCH 16, 2012
London Life Insurance Company	$5,357,143
Teachers Assurance and Annuity Association of America	$17,857,144
First Great-West Life & Annuity Insurance Company	$5,357,143
Total	$28,571,428

NAME OF HOLDER	OUTSTANDING PRINCIPAL AMOUNT OF SERIES C NOTES HELD AS OF MARCH 16, 2012
Swanbird & Co (as nominee for Thrivent Financial for Lutherans)	$18,400,000
The Prudential Insurance Company of America	$12,200,000
Pruco Life Insurance Company	$4,000,000
United of Omaha Life Insurance Company	$5,400,000
Total	$40,000,000

SCHEDULE I

(to Fourth Amendment)

FORM OF PARENT GUARANTY AGREEMENT

PARENT GUARANTY AGREEMENT

DATED AS OF MARCH 16, 2012

FROM

ALLEGHENY TECHNOLOGIES INCORPORATED

FOR THE BENEFIT OF

THE HOLDERS OF THE NOTES

OF

ATI LADISH LLC

EXHIBIT 2(C)

(to Fourth Amendment)

EXHIBIT 2(C)

(to Fourth Amendment)

SECTION 22.	SURVIVAL29
SECTION 23.	SEVERABILITY	29
SECTION 24.	SUCCESSORS AND ASSIGNS	29
SECTION 25.	TABLE OF CONTENTS; HEADINGS	29
SECTION 26.	GOVERNING LAW	30

EXHIBIT 2(C)

(to Fourth Amendment)

PARENT GUARANTY AGREEMENT, dated as of March 16, 2012 (this “Guaranty”), from Allegheny Technologies Incorporated, a Delaware corporation (the “Guarantor”), for the benefit of the holders from time to time of the Notes (as defined below) (such holders, together with their successors, assigns or any other future holder of the Notes, the “Holders”). Capitalized terms used herein are defined in Section 16 hereof or the Note Purchase Agreements referred to below.

WHEREAS, ATI Ladish LLC (successor by merger to Ladish Co., Inc.), a Wisconsin limited liability company (the “Company”), has issued and sold (i) $40,000,000 aggregate principal amount of its 6.14% Senior Notes, Series B, due May 16, 2016 (the “Series B Notes”) and (ii) $50,000,000 aggregate principal amount of its 6.41% Senior Notes, Series C, due September 2, 2015 (the “Series C Notes”), pursuant to the separate Note Purchase Agreements, each dated as of July 20, 2001, as amended by a First Amendment thereto dated as of May 15, 2006, as supplemented by a Series B Terms Agreement dated as of May 16, 2006, as further supplemented by a Series C Terms Agreement dated as of September 2, 2008, as further amended by a Second Amendment thereto dated as of September 2, 2008, as further amended by a Third Amendment thereto dated as of December 21, 2009, and as further amended by a Fourth Amendment thereto dated as of March 16, 2012 (the “Fourth Amendment”) (said Note Purchase Agreements, as so amended and supplemented and as may be further amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreements”), by and between the Company and the purchasers of the Notes.

WHEREAS, the Company is authorized to issue additional Series of unsecured promissory notes pursuant to Section 13.4 of the Note Purchase Agreements.

WHEREAS, any such additional Series of unsecured promissory notes issued pursuant to Section 13.4 of the Note Purchase Agreements together with the Series B Notes and Series C Notes are collectively referred to herein as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreements).

WHEREAS, the Guarantor is the parent of the Company.

WHEREAS, pursuant to the terms and conditions of the Fourth Amendment, the Company has agreed that the Guarantor will guaranty its obligations under the Notes and the Note Purchase Agreements.

WHEREAS, the Guarantor, by its execution and delivery hereof, acknowledges that it will derive substantial benefits from the issuance of the Notes.

NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Notes, the Guarantor, intending to be legally bound, hereby agrees for the benefit of the Holders, as follows:

2(C)-1

SECTION	1. GUARANTY.

The Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally, as a primary obligor and not merely as a surety, to each Holder and its successors and assigns, the full and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the principal of and Make-Whole Amount and interest on (including, without limitation, interest, whether or not an allowable claim, accruing after the date of filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency or similar proceeding relating to the Company) the Notes and all other amounts under the Note Purchase Agreements and all other obligations, agreements and covenants of the Company now or hereafter existing under the Note Purchase Agreements whether for principal, Make-Whole Amount, interest (including interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to the Company under any chapter of the Bankruptcy Code), indemnification payments, expenses (including reasonable attorneys’ fees and expenses) or otherwise, and all reasonable costs and expenses, if any, incurred by any Holder in connection with enforcing any rights under this Guaranty (all such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses incurred by each Holder in enforcing this Guaranty. This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned upon any attempt to collect from the Company or any other action, occurrence or circumstance whatsoever.

Notwithstanding any stay, injunction or other prohibition preventing such action against the Company, if for any reason whatsoever the Company shall fail or be unable to duly, punctually and fully perform and (in the case of the payment of Guaranteed Obligations) pay such amounts as and when the same shall become due and (in the case of the payment of Guaranteed Obligations) payable or to perform or comply with any other Guaranteed Obligation, whether or not such failure or inability shall constitute an “Event of Default” under the Note Purchase Agreements or the Notes, the Guarantor will forthwith (in the case of the payment of Guaranteed Obligations) pay or cause to be paid such amounts to the Holders, in lawful money of the United States of America, at the place specified in the Note Purchase Agreements, or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with, (in the case of the payment of Guaranteed Obligations) together with interest (in the amounts and to the extent required under such Notes) on any amount due and owing.

SECTION	2 GUARANTOR’S OBLIGATIONS UNCONDITIONAL.

(a) This Guaranty shall constitute a guarantee of payment, performance and compliance and not of collection, and the Guarantor specifically agrees that it shall not be necessary, and that the Guarantor shall not be entitled to require, before or as a condition of enforcing the liability of the Guarantor under this Guaranty or requiring payment or performance of the Guaranteed Obligations by the Guarantor hereunder, or at any time thereafter, that any Holder: (a) file suit or proceed to obtain or assert a claim for personal judgment against the Company or any other Person that may be liable for or with respect to any Guaranteed

2(c)-2

Obligation; (b) make any other effort to obtain payment or performance of any Guaranteed Obligation from the Company or any other Person that may be liable for or with respect to such Guaranteed Obligation, except for the making of the demands, when appropriate, described in Section 1; (c) foreclose against, or seek to realize upon security now or hereafter existing for such Guaranteed Obligations; (d) except to the extent set forth in Section 1, exercise or assert any other right or remedy to which such Holder is or may be entitled in connection with any Guaranteed Obligation or any security or other guaranty therefor; or (e) assert or file any claim against the assets of the Company or any other Person liable for any Guaranteed Obligation. The Guarantor agrees that this Guaranty shall be continuing, and that the Guaranteed Obligations will be paid and performed in accordance with their terms and the terms of this Guaranty, and are the primary, absolute and unconditional obligations of the Guarantor, irrespective of the value, genuineness, validity, legality, regularity or enforceability or lack thereof of any part of the Guaranteed Obligations or any agreement or instrument relating to the Guaranteed Obligations or this Guaranty, or the existence of any indemnities with respect to the existence of any other guarantee of or security for any of the Guaranteed Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2 that the obligations of the Guarantor hereunder shall be irrevocable, primary, absolute and unconditional under any and all circumstances.

(b) The Guarantor hereby expressly waives notice of acceptance of and reliance upon this Guaranty, diligence, presentment, demand of payment or performance, protest and all other notices (except as otherwise provided for in Section 1) whatsoever, any requirement that the Holders exhaust any right, power or remedy or proceed against the Company or against any other Person under any other guarantee of, or security for, or any other agreement, regarding any of the Guaranteed Obligations. The Guarantor further agrees that, subject solely to the requirement of making demands under Section 1, the occurrence of any event or other circumstance that might otherwise vary the risk of the Company or the Guarantor or constitute a defense (legal or equitable) available to, or a discharge of, or a counterclaim or right of set-off by, the Company or the Guarantor (other than the full and indefeasible due payment and performance of the Guaranteed Obligations), shall not affect the liability of the Guarantor hereunder.

(c) The obligations of the Guarantor under this Guaranty are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment or defense based upon any claim the Guarantor or any other Person may have against the Company, any Holder or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever (whether or not the Guarantor or the Company shall have any knowledge or notice thereof), including:

(i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Company, the Holders, or any of them, or any other Person, pertaining to the Guaranteed Obligations;

2(c)-3

(ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by any Holder to the Company or any other Person liable on the Guaranteed Obligations, or the failure of any Holder to assert any claim or demand or to exercise any right or remedy against the Company or any other Person under the provisions of the Note Purchase Agreements, the Notes or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Note Purchase Agreements, the Notes, any guarantee or any other agreement;

(iii) the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Company or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Company or any other such Person, or any change, restructuring or termination of the partnership structure or existence of the Company or any other such Person, or any sale, lease or transfer of any or all of the assets of the Company or any other such Person, or any change in the shareholders, partners, or members of the Company or any other such Person; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Company or any other Person has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Company or any other Person, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(v) any full or partial release of the liability of the Company on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that the Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and the Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that any parties other than the Company will be liable to perform the

2(c)-4

Guaranteed Obligations, or that the Holders will look to other parties to perform the Guaranteed Obligations;

(vi) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

(viii) the failure of any Holder or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(ix) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that the Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral;

(x) any payment by the Company to any Holder being held to constitute a preference under any fraudulent conveyance law, or for any reason any Holder being required to refund such payment or pay such amount to the Company or someone else;

(xi) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of the Guarantor that it shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash;

(xii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws;

(xiii) any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, the Company or any Person as a matter of law or equity;

2(c)-5

(xiv) any merger or consolidation of the Company or any Guarantor into or with any other Person or any sale, lease or transfer of any of the assets of the Company to any other Person;

(xv) any change in the ownership of any shares of capital stock of the Company, or any change in the relationship between the Company and the Guarantor or any termination of any such relationship;

(xvi) any default, failure or delay, willful or otherwise, in the performance by the Company, the Guarantor or any other Person of any obligations of any kind or character whatsoever under the Note Purchase Agreements or any other agreement;

(xvii) any merger or consolidation of the Company or the Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, the Guarantor or any other Person to any other Person, or any change in the ownership of any shares or partnership interests of the Company, the Guarantor or any other Person;

(xviii) in respect of the Company, the Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, the Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, the Guarantor or any other Person and whether or not of the kind hereinbefore specified; or

(xix) any other occurrence, circumstance, or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of the Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment and performance of all obligations of the Company under the Note Purchase Agreements and the Notes in accordance with their respective terms as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company or the Guarantor shall default under or in respect of the terms of the Note Purchase Agreements and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company or the Guarantor under the Note Purchase Agreements, this Guaranty shall remain in full force and effect and shall apply to each

2(c)-6

and every subsequent default. All waivers herein contained shall be without prejudice to the Holders at their respective options to proceed against the Company, the Guarantor or other Person, whether by separate action or by joinder.

(d) The Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from the Guarantor may, without in any manner affecting the liability of the Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(i) extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any debt, liability or obligation of the Company or the Guarantor or of any other Person secondarily or otherwise liable for any debt, liability or obligations of the Company on the Note Purchase Agreements or the Notes, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or waive this Guaranty; or

(ii) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any debt, liability or obligation of the Company, the Guarantor or of any other Person secondarily or otherwise liable for any debt, liability or obligation of the Company on the Note Purchase Agreements or the Notes; or

(iii) settle, adjust or compromise any claim of the Company or the Guarantor against any other Person secondarily or otherwise liable for any debt, liability or obligation of the Company on the Note Purchase Agreements or the Notes; or

(iv) purchase Additional Notes from time to time from the Company pursuant to the terms and provisions of the Note Purchase Agreements.

The Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment, compromise or purchase Additional Notes and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that the Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(e) All rights of any Holder may be transferred or assigned at any time in accordance with the Note Purchase Agreements and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note in accordance with the Note Purchase Agreements without the consent of or notice to the Guarantor under this Guaranty.

(f) No Holder shall be under any obligation: (i) to marshal any assets in favor of the Guarantor or in payment of any or all of the liabilities of the Company or the Guarantor under or in respect of the Notes or the obligations of the Company and the Guarantor under the Note

2(c)-7

Purchase Agreements or (ii) to pursue any other remedy that the Guarantor may or may not be able to pursue themselves and that may lighten the Guarantor’ burden, any right to which the Guarantor hereby expressly waives.

SECTION	3. FULL RECOURSE OBLIGATIONS; PARI PASSU RANKING.

The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties.

The obligations under this Guaranty of the Guarantor are and at all times shall remain direct and unsecured obligations of the Guarantor ranking pari passu as against the assets of the Guarantor without any preference among themselves and pari passu with all other present and future unsecured Indebtedness (actual or contingent) of the Guarantor which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Guarantor.

SECTION	4. WAIVER.

The Guarantor unconditionally waives, to the extent permitted by applicable law:

(a) notice of any of the matters referred to in Section 2;

(b) notice to the Guarantor of the incurrence of any of the Guaranteed Obligations, notice to the Guarantor of any breach or default by the Company or the Guarantor with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of any Holder against the Guarantor;

(c) presentment to the Company or the Guarantor or of payment from the Company or the Guarantor with respect to any Note or other Guaranteed Obligation or protest for nonpayment or dishonor;

(d) any right to the enforcement, assertion, exercise or exhaustion by any Holder of any right, power, privilege or remedy conferred in any Note, the Note Purchase Agreement or otherwise;

(e) any requirement of diligence on the part of any Holder;

(f) any requirement to mitigate the damages resulting from any default under the Notes or the Note Purchase Agreements;

(g) any notice of any sale, transfer or other disposition of any right, title to or interest in any Note or other Guaranteed Obligation by any Holder, assignee or participant thereof, or in the Note Purchase Agreements;

(h) any release of the Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder; and

2(c)-8

(i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

SECTION	5. WAIVER OF SUBROGATION.

Notwithstanding any payment or payments made by the Guarantor hereunder, or any application by any Holder of any security or of any credits or claims, the Guarantor will not assert or exercise any rights of any Holder or of the Guarantor against the Company to recover the amount of any payment made by the Guarantor to any Holder hereunder by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and the Guarantor shall not have any right of recourse to or any claim against assets or property of the Company, in each case unless and until the Guaranteed Obligations have been paid in full. Until such time (but not thereafter), the Guarantor hereby expressly waives any right to exercise any claim, right or remedy which the Guarantor may now have or hereafter acquire against the Company or any other Person that arises under the Notes, the Note Purchase Agreement or from the performance by the Guarantor of the guaranty hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of any Holder against the Company or the Guarantor, or any security that any Holder now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. If any amount shall be paid to the Guarantor by the Company or another Person after payment in full of the Guaranteed Obligations, and all or any portion of the Guaranteed Obligations shall thereafter be reinstated in whole or in part and any Holder is required to repay any sums received by any of them in payment of the Guaranteed Obligations, this Guaranty shall be automatically reinstated and such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any Federal or state law.

SECTION	6. SUBORDINATION.

If the Guarantor becomes the holder of any indebtedness payable by the Company or a Subsidiary Guarantor, the Guarantor hereby subordinates all indebtedness owing to it from the Company or such Subsidiary Guarantor to all indebtedness of the Company or such Subsidiary Guarantors to the Holders, and agrees that, during the continuance of any Event of Default, it shall not accept any payment on the same until payment in full of the Guaranteed Obligations and shall in no circumstance whatsoever attempt to set-off or reduce any obligations hereunder because of such indebtedness. If any amount shall nevertheless be paid in violation of the foregoing to the Guarantor by the Company or such Subsidiary Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

2(c)-9

SECTION	7. EFFECT OF BANKRUPTCY PROCEEDINGS, ETC.

(a) If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of, the Guaranteed Obligations, any Holder is for any reason compelled to surrender or voluntarily surrenders (under circumstances in which it believes it could reasonably be expected to be so compelled if it did not voluntarily surrender), such payment or proceeds to any Person (i) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (ii) for any other similar reason, including, without limitation, (x) any judgment, decree or order of any court or administrative body having jurisdiction over any Holder or any of their respective properties or (y) any settlement or compromise of any such claim effected by any Holder with any such claimant (including the Company), then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds had not been received, notwithstanding any revocation thereof or the cancellation of any Note or any other instrument evidencing any Guaranteed Obligations or otherwise, and the Guarantor shall be liable to pay the Holders, and hereby do indemnify the Holders and hold them harmless for, the amount of such payment or proceeds so surrendered and all expenses (including reasonable attorneys’ fees, court costs and expenses attributable thereto) incurred by any Holder in defense of any claim made against any of them that any payment or proceeds received by any Holder in respect of all or part of the Guaranteed Obligations must be surrendered. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any Federal or state law.

(b) If an event permitting the acceleration of the maturity of any of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other Person of any case or proceeding contemplated by Section 7(a) hereof, then, for the purpose of defining the obligation of the Guarantor under this Guaranty, the maturity of the principal amount of the Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if an acceleration had occurred in accordance with the terms of such Guaranteed Obligations, and the Guarantor shall forthwith pay such principal amount, all accrued and unpaid interest thereon, and all other Guaranteed Obligations, due or that would have become due but for such case or proceeding, without further notice or demand.

SECTION	8. TERM OF GUARANTY.

This Guaranty and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the principal of and interest on the Notes, the other Guaranteed Obligations and other independent payment obligations of the Guarantor under this Guaranty shall be paid in cash and performed in full.

2(c)-10

SECTION	9. REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants as of the date of this Guaranty as follows:

Section 9.1. Organization and Qualification; Power and Authority; Event of Default. The Guarantor (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified or in good standing could not reasonably be expect to result in a Material Adverse Change and (iii) has full corporate power to enter into, execute, deliver and carry out this Guaranty, to incur the Indebtedness contemplated by this Guaranty and to perform its obligations under this Guaranty, and all such actions have been duly authorized by all necessary proceedings on its part. No Event of Default or Potential Default exists or is continuing.

Section 9.2. Validity and Binding Effect. This Guaranty (i) has been duly and validly executed and delivered by the Guarantor and (ii) constitutes, or will constitute, the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Section 9.3. No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Guaranty by the Guarantor nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation or bylaws of the Guarantor (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Guarantor or any of its Domestic Subsidiaries is a party or by which it or any of its Domestic Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Guarantor or any of its Domestic Subsidiaries. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Guaranty other than consents, approvals, exemptions, orders or authorizations already obtained as of the date of this Guaranty and routine filings under the Securities and Exchange Act of 1934 which may be required to be made by the Guarantor with respect to entry into this Guaranty (but which filings are not required or a condition to the Guarantor’s entry or performance of this Guaranty).

Section 9.4. Full Disclosure. This Guaranty, the Guarantor’s public filings with the Securities and Exchange Commission, and the certificates, statements, agreements or other documents furnished to the Holders in connection herewith or therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Guarantor which materially adversely affects the business, property, assets, financial condition or results of operations of the Guarantor or any Subsidiary which has not been set forth in this Guaranty, the Guarantor’s public filings

2(c)-11

with the Securities and Exchange Commission or in the certificates, statements, agreements or other documents furnished in writing to the Holders prior to or at the date hereof in connection with the transactions contemplated hereby.

Section 9.5. Senior Debt Status. The obligations of the Guarantor under this Guaranty do rank and will rank at least pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Guarantor.

Section 9.6. Solvency. After giving effect to the transactions contemplated by this Guaranty the Guarantor shall be Solvent.

Section 9.7. Anti-Terrorism Laws. The Guarantor is not (i) a Person with whom any Holder is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.

Section 9.8. Decision to Enter Into This Guaranty. The Guarantor has, independently and without reliance upon the Holders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. The Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guaranty, and the Board of Directors of the Guarantor has decided that a direct and/or an indirect benefit will accrue to the Guarantor by reason of the execution of this Guaranty.

SECTION 10. AFFIRMATIVE COVENANTS.

The Guarantor covenants so long as any of the Guaranteed Obligations are outstanding:

Section 10.1. Preservation of Existence, Etc. The Guarantor shall maintain its legal existence as a corporation and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 11.1 or except where the failure to be duly licensed or qualified or in good standing could not reasonably be expected to result in a Material Adverse Change.

Section 10.2. Visitation Rights. The Guarantor shall, and shall cause each of its Domestic Subsidiaries to, permit any of the officers or authorized employees or representatives of the Holders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Holders may reasonably request with reasonable written notice prior to any visit or inspection; provided, however, that prior to the occurrence of an Event of Default or Potential Default that is continuing, such visits or inspections (i) shall be limited to the executive offices of the Parent Guarantor in Pittsburgh, Pennsylvania (or such other place where it shall then have its corporate headquarters) and (ii)

2(c)-12

shall not exceed once per calendar year by the Holders as a whole.

Section 10.3. Anti-Terrorism Laws. The Guarantor shall not be (i) a Person with whom any Holder is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Guarantor shall provide to the Holders any certifications or information that a Holder requests to confirm compliance by the Holder with Anti-Terrorism Laws.

SECTION 11. NEGATIVE COVENANTS.

The Guarantor covenants so long as any of the Guaranteed Obligations are outstanding:

Section 11.1. Merger, Consolidation, Etc. The Guarantor will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Guarantor as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Guarantor is not such corporation, such Successor Corporation shall have executed and delivered to each Holder its assumption of the due and punctual performance and observance of each covenant and condition of all of this Guaranty; and

(b) immediately after giving effect to such transaction, no Event of Default or Potential Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Guarantor shall have the effect of releasing the Guarantor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 11.1 from its liability under this Guaranty.

Section 11.2. Maximum Leverage Ratio. The Guarantor shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to exceed 3.25 to 1.0. It is hereby agreed that the Leverage Ratio is deemed to be a Financial Covenant incorporated into this Guaranty as of the date hereof in accordance with Section 12(a) and, as such, will be subject to all the terms and conditions of Section 12.

Section 11.3. Minimum Interest Coverage Ratio. The Guarantor shall not permit the Interest Coverage Ratio, calculated as of the end of the each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 2.00 to 1.0. It is hereby agreed

2(c)-13

that the Interest Coverage Ratio is deemed to be a Financial Covenant incorporated into this Guaranty as of the date hereof in accordance with Section 12(a) and, as such, will be subject to all the terms and conditions of Section 12.

SECTION 12. MOST FAVORED LENDER.

(a) If at any time the Credit Agreement shall contain any financial covenant that relates specifically to one or more numerical measures of the financial condition or results of operations of the Guarantor or the Guarantor and its Subsidiaries on a consolidated basis (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default, or otherwise) (or any thereof shall be amended, restated or otherwise modified) and such financial covenant is not contained in this Guaranty or would be more beneficial to the Holders than the Leverage Ratio or the Interest Coverage Ratio, as applicable, incorporated into this Guaranty as of the date hereof (any such financial covenant, a “Financial Covenant”), then the Guarantor shall promptly (but in any event within ten Business Days from the occurrence thereof) provide written notice thereof to the Holders, which notice shall refer specifically to this Section 12 and shall describe in reasonable detail the Financial Covenant and the relevant ratios or thresholds contained therein. Thereupon, such Financial Covenant shall be deemed automatically incorporated by reference into this Guaranty, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Financial Covenant became effective under such Credit Agreement. Upon the request of the Required Holders, the Guarantor and the Required Holders shall enter into an additional agreement or an amendment to this Guaranty (as the Required Holders may request), evidencing the incorporation of such Financial Covenant into this Guaranty substantially as provided for in the Credit Agreement.

(b) Provided that no Potential Default or Event of Default is in existence at such time, any Financial Covenant incorporated into this Guaranty pursuant to Section 12(a) shall automatically without any action required to be taken by the Guarantor or any Holder (i) be subject to any subsequent waiver of the correlative covenant to such Financial Covenant under the Credit Agreement for the same time period as waived thereunder, (ii) be deemed amended, restated or otherwise modified in this Guaranty to the same effect as the correlative covenant to such Financial Covenant shall be amended, restated or otherwise modified under the Credit Agreement and (iii) be deemed deleted from this Agreement at such time as the correlative covenant to such Financial Covenant shall be deleted from the Credit Agreement or at such time as the applicable Credit Agreement shall be terminated and, in the case of any such termination, no amounts of principal or interest shall be outstanding thereunder (and in any such case under clauses (i), (ii) or (iii) above, the Guarantor shall promptly (but in any event within five Business Days from the occurrence thereof) provide written notice thereof to the Holders, which notice shall refer specifically to this Section 12, shall include a statement that no Potential Default or Event of Default is then in existence and shall describe in reasonable detail the relevant waiver, amendment, restatement, modification or deletion of such Financial Covenant. Upon the request of the Guarantor, the Holders shall enter into an additional agreement, waiver or an amendment to this Guaranty (as the Guarantor may request), evidencing such waiver, amendment, restatement, modification or deletion of such Financial Covenant in the Credit Agreement.

(c) To the extent that the Guarantor shall directly or indirectly pay or cause to be paid

2(c)-14

any remuneration, by way of fee, additional interest or otherwise, as consideration for or as an inducement to the entering into by any financier under any Credit Agreement of any waiver, amendment, restatement, modification or deletion of any Financial Covenant under such Credit Agreement, the Guarantor shall pay equivalent consideration on the same terms, ratably to each Holder (based, in the case of the Holders, on the outstanding balance of the Notes, and in the case of the lenders under the Credit Agreement, the commitments of such lenders under the Credit Agreement).

SECTION 13. REPORTING REQUIREMENTS.

The Guarantor shall deliver to each Holder:

Section 13.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year, financial statements of the Guarantor, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of the Guarantor as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Delivery within the time period specified above of copies of the Guarantor’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 13.1.

Section 13.2. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, financial statements of the Guarantor consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and certified by independent certified public accountants of nationally recognized standing satisfactory to the Required Holders. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Guarantor under this Guaranty. Delivery within the time period specified above of the Guarantor’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate or report described above, shall be deemed to satisfy the requirements of this Section 13.2.

The financial statement described in Section 13.1 and Section 13.2 shall be deemed be

2(c)-15

delivered on a timely basis if such financial statements are available on the EDGAR system maintained by the United States Securities and Exchange Commission on or prior to the delivery dates described in Section 13.1 and Section 13.2 and notice of availability thereof has been furnished to the Holders.

Section 13.3. Certificate of Guarantor. Concurrently with the financial statements of the Guarantor furnished to the Holders pursuant to Sections 13.1 and 13.2, a certificate (each a “Compliance Certificate”) of the Guarantor signed by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of the Guarantor, setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Guarantor was in compliance with the requirements of Section 11.2 and 11.3 hereof and any Financial Covenant incorporated herein pursuant to Section 12, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Guarantor shall have taken or proposes to take with respect thereto.

Section 13.4. Notices.

(a) Default. Promptly after any officer of the Guarantor has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Guarantor proposes to take with respect thereto.

(b) Erroneous Financial Information. Immediately in the event that the Guarantor or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(c) Other Information. Such other reports and information as any Holder may from time to time reasonably request.

SECTION 14. EVENTS OF DEFAULT.

2(c)-16

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Payments Under Guaranty. The Guarantor shall fail to pay any of the Guaranteed Obligations or any other amount under this Guaranty on the date on which the Guaranteed Obligations or such other amount becomes due in accordance with the terms hereof;

(b) Breach of Warranty. Any representation or warranty made at any time by the Guarantor herein, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

(c) Breach of Negative Covenants. The Guarantor shall default in the observance or performance of any covenant contained in Section 11 or any Financial Covenant incorporated herein pursuant to Section 12;

(d) Breach of Other Covenants. (i) The Guarantor shall default in the observance or performance of the covenant contained in Section 10.2 and such default shall continue unremedied for a period of fifteen (15) days or longer; or (ii) the Guarantor shall default in the observance or performance of any other covenant, condition or provision hereof (other than those referred to in Section 14(c) and 14(d)(i)) and such default shall continue unremedied for a period of thirty (30) days;

(e) Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Guarantor or any Subsidiary may be obligated as a borrower or guarantor in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been exercised or waived) or the termination of any commitment to lend;

(f) Default under the Note Purchase Agreements. An Event of Default (as defined in the Note Purchase Agreements) shall occur and be continuing under the Note Purchase Agreements;

(g) Final Judgments or Orders. Any judgment or judgments are rendered or judgment liens filed against the Guarantor for an aggregate amount in excess of Seventy Five Million and 00/100 Dollars ($75,000,000.00) in excess of available insurance (i) which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed or discharged of record and (ii) for which the Guarantor has not established sufficient reserves in accordance with GAAP;

2(c)-17

(h) Guaranty Unenforceable. This Guaranty shall cease to be legal, valid and binding agreements enforceable against the Guarantor in accordance with the terms hereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the rights, titles, interests, remedies, powers or privileges intended to be created hereby;

(i) Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of the Guarantor’s or any of its Domestic Subsidiaries’ assets in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) or any of the Guarantor’s or any of its Domestic Subsidiaries’ assets in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(j) Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would constitute a Material Adverse Change, or (ii) the Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which constitutes a Material Adverse Change; or

(k) Relief Proceedings. (i) A Relief Proceeding shall have been instituted against the Guarantor or any Domestic Subsidiary and such Relief Proceeding shall remain undismissed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Guarantor or any Domestic Subsidiary institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Guarantor or any Domestic Subsidiary ceases to be solvent or admits in writing its inability to pay its debts as they mature or ceases operation of its present business.

SECTION 15. REMEDIES ON DEFAULT, ETC.

Section 15.1. Acceleration. (a) If an Event of Default with respect to the Guarantor described in paragraph (k) of Section 14 has occurred, all the Guaranteed Obligations then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any Holder or Holders of more than 51% in principal amount of any Series of Notes at the time outstanding may at any time at its or their option, by notice or notices to the Guarantor, declare all the Guaranteed Obligations of such Series then outstanding to be immediately due and payable.

2(c)-18

(c) If any Event of Default described in paragraph (a) of Section 14 has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Guarantor, declare all Guaranteed Obligations held by it or them to be immediately due and payable.

Upon any of the Guaranteed Obligations becoming due and payable under this Section 15.1, whether automatically or by declaration, such Guaranteed Obligations will forthwith mature and the Guaranteed Obligations shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Guarantor acknowledges that each Holder has the right to maintain its investment in the Notes free from repayment by the Company or the Guarantor (except as specifically provided for herein or in the Note Purchase Agreements), and that the provision for payment of a Make-Whole Amount by the Company (and guaranteed by the Guarantor) in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 15.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Guaranteed Obligations have become or have been declared immediately due and payable under Section 15.1, any Holder may proceed to protect and enforce the rights of such Holder (other than the payment of any Guaranteed Obligations, unless they have become due, by declaration or otherwise) by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 15.3. Rescission. At any time after any Guaranteed Obligations have been declared due and payable pursuant to clause (b) or (c) of Section 15.1, the Holders of not less than 50% in principal amount of each Series of Notes then outstanding, by written notice to the Guarantor, may rescind and annul any such declaration and its consequences with respect to such Series if (a) the Company or the Guarantor has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any such Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Potential Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 15.3 with respect to any Series of Notes will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon or extend to or affect any Notes of any other Series.

Section 15.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Guaranty upon any Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by

2(c)-19

statute or otherwise. Without limiting the obligations of the Guarantor under Section 19, the Guarantor will pay to each Holder on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 15, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 16. DEFINITIONS AND TERMS GENERALLY.

(a) Unless otherwise defined herein, capitalized terms defined in the Note Purchase Agreement are used herein as defined therein. In addition, the following terms shall have the following meanings.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Authorized Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of the Guarantor or such other individuals, designated by written notice to the Holders from the Guarantor authorized to execute notices, reports and other documents on behalf of the Guarantor required hereunder. The Guarantor may amend such list of individuals from time to time by giving written notice of such amendment to the Holders.

“Consolidated EBIT” for any period of determination shall mean the sum of (i) net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), plus (ii) net interest expense, (iii) plus all charges against or minus credits to income for federal, state and local taxes, (iv) plus or minus, as applicable, any other non-cash non-recurring items of gain or loss with respect to such fiscal period not already excluded hereunder, (v) plus or minus, as applicable, any non-cash pension expense or income, provided, however, that voluntary pension contributions shall not be included in calculating pension expense or income, in each case of the Guarantor and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

“Consolidated EBITDA” for any period of determination shall mean the sum of (i) Consolidated EBIT, plus (ii) depreciation, plus (iii) amortization, in each case of the Guarantor and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

“Consolidated Net Indebtedness” shall mean (a) Consolidated Total Indebtedness minus (b) (i) cash that is not subject to a Lien, plus (ii) Permitted Investments that are not subject to a Lien, minus (iii) Fifty Million and 00/100 Dollars ($50,000,000.00), in each case determined and consolidated for the Guarantor and its Subsidiaries in accordance with GAAP.

“Consolidated Total Indebtedness” as of any date, means any and all Indebtedness of the Guarantor and its Subsidiaries, in each case determined and consolidated in accordance with GAAP.

2(c)-20

“Credit Agreement” means the $400,000,000 Revolving Credit Facility, dated July 31, 2007, as amended, by and among ATI Funding Corporation, TDY Holdings, LLC, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as administrative agent, Citibank, N.A., as co-syndication agent, JPMorgan Chase Bank, N.A., as co-syndication agent, Bank of America, N.A., as co-documentation agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as co-documentation agent, Credit Suisse, Cayman Islands Branch, as co-managing agent, Wachovia Bank, National Association, as co-managing agent, National City Bank, as co-managing agent, The Bank of New York, as co-managing agent, and PNC Capital Markets LLC, as lead arranger, as amended, restated, supplemented, refinanced, replaced or substituted from time to time.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Guarantor and are treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 14 hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Guaranteed Obligations” has the meaning specified in Section 1 hereof.

“Guarantor” has the meaning specified in the introduction hereto.

2(c)-21

“Guaranty” has the meaning specified in the introduction hereto.

“Holders” has the meaning specified in the introduction hereto.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) any Guaranty of Indebtedness for borrowed money, or (vi) a Receivables Financing.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of Consolidated EBIT to interest expense, in each case determined and consolidated for the Guarantor and its Subsidiaries in accordance with GAAP.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

“Leverage Ratio” shall mean as of the date of determination, the ratio of (A) Consolidated Net Indebtedness on such date to (B) Consolidated EBITDA (i) for the four (4) fiscal quarters ending if such date is a fiscal quarter end or (ii) for the four (4) fiscal quarters most recently ended if such date is not a fiscal quarter end.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Guaranty, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Guarantor, (c) impairs materially or could reasonably be expected to impair materially the ability of the Guarantor to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Holders, to the extent permitted, to enforce their legal remedies pursuant to this Guaranty.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Guarantor or any member of the ERISA Group is then making or accruing an obligation to make contributions or,

2(c)-22

within the preceding five Plan years, has made or had an obligation to make such contributions.

“Note Purchase Agreements” has the meanings specified in the Recitals hereto.

“Notes” has the meanings specified in the Recitals hereto.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor or any ERISA Affiliate or to which the Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

“Potential Default” shall mean any event or condition which with notice or passage of time, or a determination by the Required Holders, or any combination of the foregoing, would constitute an Event of Default.

“Permitted Investments” means

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;

(ii) commercial paper domestic or foreign (A) rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition or (B) issued by any of the administrative agent or any lender under the Credit Agreement;

(iii) demand deposits, time deposits or certificates of deposit and other obligations issued by any lender under the Credit Agreement, or any other domestic or foreign commercial bank that has stockholders’ equity of One Hundred Million and 00/100 Dollars ($100,000,000.00) or more on the date of acquisition;

(iv) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

2(c)-23

(v) obligations of any United States government-sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, the following:

(a) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association; and

(b) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(vi) obligations of states, counties, and municipalities of the United States;

(vii) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(viii) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(ix) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(x) investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the above type and criteria for investments otherwise set forth in this definition of Permitted Investments, provided that investments described in clauses (i), (iv), (v), (vi), (vii), (viii), (ix) and (x) above are restricted to obligations rated no lower than investment grade by Moody’s or Standard & Poor’s.

“Receivables Financing” shall mean the sale and/or pledge of all or a portion of the accounts receivables of the Guarantor and each of its Subsidiaries in connection with an “asset securitization” or similar transaction.

“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of the Guarantor or any Subsidiary in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Guarantor or any Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

2(c)-24

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” herein is a reference to a Subsidiary of the Guarantor.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Guaranty unless the context shall otherwise require.

(c) For purposes of determining compliance with the covenants contained in this Guaranty and with any Financial Covenant added to this Guaranty pursuant to Section 12, any election by the Guarantor to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

2(c)-25

SECTION 17. NOTICES.

All notices under the terms and provisions hereof shall be in writing (with charges prepaid), and shall be delivered or sent by hand, by telecopy, by express courier service or by registered or certified mail, return receipt requested, postage prepaid, addressed,

(a) if to any Holder, at the address set forth in the Note Purchase Agreement, or at such other address as any such Holder shall from time to time designate to the Company,

(b) if to the Guarantor, at the address of the Guarantor set forth on the signature pages hereto or at such other address as the Guarantor shall from time to time designate in writing to each Holder.

A notice or communication shall be deemed to have been duly given and effective:

(a)	when delivered (whether or not accepted), if personally delivered;

(b)	five business days after being deposited in the mail, postage prepaid, if delivered by first-class mail (whether or not accepted);

(c)	when sent, if sent via facsimile;

(d)	when delivered if sent by registered or certified mail (whether or not accepted); and

(e)	on the next Business Day if timely delivered by an overnight air courier, with charges prepaid (whether or not accepted).

SECTION 18. AMENDMENT AND WAIVER.

Section 18.1. Requirements. This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Holders of at least 51% in principal amount of each Series of Notes at the time outstanding (exclusive of Notes then owned by the Guarantor, the Company or any Affiliates), except that no such amendment or waiver may, without the written consent of the Holder of each Series of Notes at the time outstanding affected thereby, (i) change the percentage of the principal amount of the Series of Notes the holders of which are required to consent to any such amendment or waiver, or (ii) amend any of Sections 1, 8, and 14(a).

2(c)-26

Section 18.2. Solicitation of Holders of Notes.

(a) Solicitation. The Guarantor will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Holder of outstanding Notes affected thereby promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of such Notes.

(b) Payment. The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes of a Series as consideration for or as an inducement to the entering into by any such Holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder of Notes of such Series then outstanding even if such holder did not consent to such waiver or amendment. With respect to any such proposed amendment or waiver, the Guarantor will not, directly or indirectly, purchase or offer to purchase any Note of a Series unless such offer is currently made, on the same terms, ratably to each Holder of Notes of such Series then outstanding.

Section 18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 by a Series of Notes applies equally to all Holders of Notes of such Series and is binding upon them and upon each future Holder of any Note of such Series and upon the Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Potential Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantor and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such Holder.

Section 18.4. Notes Held by Guarantor, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, or have directed the taking of any action provided herein to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company or any of their Affiliates shall be deemed not to be outstanding.

SECTION 19. EXPENSES, ETC.

Section 19.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Guarantor will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Holder in connection with such transactions and in connection with any amendments,

2(c)-27

waivers or consents under or in respect of this Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Guaranty, or by reason of being a Holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby.

Section 19.2. Survival. The obligations of the Guarantor under this Section 19 will survive the payment or the transfer of the Guaranteed Obligations, the enforcement, amendment or waiver of any provision of this Guaranty, and the termination of this Guaranty.

SECTION 20. CONSENT TO JURISDICTION; SERVICE OF PROCESS.

(a) The Guarantor irrevocably submits to the nonexclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, the city of New York, over any suit, action or proceeding arising out of or relating to this Guaranty. To the fullest extent it may effectively do so under applicable law, the Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 20 brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of Wisconsin (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

(c) The Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 20 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Guarantor specified in Section 17 or at such other address of which you shall then have been notified pursuant to said Section or to any agent for service of process appointed pursuant to the provisions of Section 27. The Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 20 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings

2(c)-28

against the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

SECTION 21. WAIVER OF JURY TRIAL.

THE GUARANTOR AND BY ITS ACCEPTANCE HEREOF EACH HOLDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

SECTION 22. SURVIVAL.

All warranties, representations and covenants made by the Guarantor herein or in any written certificate or other instrument required to be delivered by it or on its behalf hereunder or under the Note Purchase Agreement shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any Holder or on such Holder’s behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Guarantor hereunder.

SECTION 23. SEVERABILITY.

Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

SECTION 24. SUCCESSORS AND ASSIGNS.

The terms of this Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Holders and their respective successors and assigns.

SECTION 25. TABLE OF CONTENTS; HEADINGS.

The section and paragraph headings in this Guaranty and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty.

2(c)-29

SECTION 26. GOVERNING LAW.

This Guaranty shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of such state.

2(c)-30

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the date first above written.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:
Name:
Title:

2(c)-31